Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

ADARA ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457	(c)	107,500,000	N/A	$116,061,000.00	(2)	.0000927	$10,758.85	(3)
Total Offering Amounts							$116,061,000.00			$10,758.85
Total Fees Previously Paid										$0.00
Total Fees Offsets										$0.00
Net Fee Due										$10,758.85

(1)	Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of the registrant estimated to be issued in connection with the business combination described herein, including shares issuable as contingent consideration.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Represents the book value of the securities to be received by the Registrant in the business combination since Alliance Entertainment Holding Corporation, a Delaware corporation, is a private company and no market exists for its securities.
(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.